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                                                                   EXHIBIT 3.2.1

                           ABM INDUSTRIES INCORPORATED
                         RESOLUTION AMENDING THE BYLAWS
                           EFFECTIVE FEBRUARY 12, 1999

        WHEREAS, it is deemed to be in the best interests of the Company to make certain amendments to the Company's Bylaws,

        NOW, THEREFORE, BE IT RESOLVED, that a new Section 2.4 of Article II be added, which shall read in its entirety as follows:

"Section 2.4     Business at Annual Meetings

        At an annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (i) pursuant to the Corporation's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Bylaw, who shall be entitled to vote at such meeting and who shall have complied with the notice procedures set forth in this Bylaw.

        For business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(a) of this Bylaw, notice in writing must be delivered or mailed, postage prepaid, to the Secretary of the Corporation and received at the principal executive offices of the Corporation not less than 60 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from such meeting's anniversary date, notice by the stockholder must be received not later than the close of business on the later of the 60th day prior to such date of mailing of proxy materials or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Such stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business to be brought before the annual meeting and the reasons for conducting such business at such meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of the Corporation's stock which are beneficially owned by the stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made; and (iv) any material interest of the stockholder, and of

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the beneficial owner, if any, on whose behalf the proposal is made, in such business. For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Bylaw. The chairman of the meeting may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the provisions of this Bylaw; and if the chairman should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act."

        FURTHER RESOLVED, that the current Sections 2.4 through 2.14 be renumbered as Section 2.5 through Section 2.15 accordingly; and

        RESOLVED FURTHER, that Section 3.6 of the Corporation's Bylaws be, and it hereby is, amended to read in its entirety as follows:

"SECTION 3.6          NOMINATIONS OF DIRECTORS

Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders
(i) by the Board of Directors or a committee appointed by the Board of Directors authorized to make such nominations or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Bylaw, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Bylaw. Nominations by stockholders shall be made pursuant to notice in writing, delivered or mailed, postage prepaid, to the Secretary of the Corporation and received at the principal executive offices of the Corporation
(i) in the case of an annual meeting, not less than 60 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders, provided, however, that in the event that the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the later of the 60th day


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prior to such date of mailing of proxy materials or the 10th day following the day on which public announcement of the date of the meeting is first made; or
(ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made. Such stockholder's notice shall set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated by the Board of Directors; and (v) the written consent of such nominee to serve as a director of the Corporation if elected. At the request of the Board of Directors, or any committee appointed by the Board of Directors authorized to make such nominations, any person nominated by the Board of Directors, or such committee, for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination that pertains to the nominee. Notwithstanding anything in this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public statement naming all the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

        No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in these Bylaws. The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed in this Bylaw; and if the chairman should so determine, the chairman shall so declare to the meeting, and the defective nomination shall be disregarded. Notwith-standing the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Bylaw." BE IT FURTHER RESOLVED, that the foregoing amendments be effective February 12, 1999.